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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2003

1-800 CONTACTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23633 (Commission File Number)	87-0571643 (I.R.S. Employer Identification No.)
66 E. Wadsworth Park Drive, 3rd Floor, Draper, UT 84020 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (801) 924-9800

N/A
(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

        On January 30, 2003, 1-800 CONTACTS, INC. (the "Company") completed the acquisition of certain assets and the assumption of certain liabilities of Lens Express LLC and Camelot Ventures/CJ, L.L.C. d/b/a Lens 1st (collectively, the "Seller"), two leading U.S. mail order contact lens retailers. The assets acquired included databases, customer information, web sites and Internet addresses or domain names, telephone numbers, certain specified contracts and intellectual property rights. In addition, acquired assets included certain property, equipment, inventories, receivables and prepaid expenses. With the exception of specifically identified liabilities, the Company did not assume the liabilities of the Seller. The liabilities assumed by the Company included certain of the Seller's identified contracts, accounts payable, accrued liabilities, certain customer program obligations and severance obligations as of January 30, 2003. The purchase price for the transaction will be allocated based on an independent valuation that has been commissioned by the Company.

        The consideration paid by the Company consisted of approximately $6.5 million in cash, 900,000 shares of restricted common stock of the Company and the assumption of the aforementioned liabilities. The 900,000 shares of restricted common stock are subject to a lock-up period of 12 months after the acquisition date of January 30, 2003, established under the terms of a Lock-Up Agreement by and among the Company, the Seller and David Katzman and Daniel Gilbert (Katzman and Gilbert collectively, the "Shareholders"). In connection with the acquisition, the Company entered into a Registration Rights Agreement pursuant to which the Company granted the Seller certain piggyback registration rights with respect to such 900,000 shares of restricted common stock. The purchase price was determined in arms-length negotiations between the Company and the Seller, and is subject to adjustment as set forth in the Asset Purchase Agreement entered into by the Company, the Seller and the Shareholders.

        Camelot Ventures, L.L.C. ("Camelot"), a Michigan limited liability company in which the Shareholders are the managers and majority owners, owns 555,700 shares of the Company's common stock. Upon completion of the acquisition, Camelot, and the Seller collectively held 1,455,700 shares of the Company's common stock. Such ownership represents approximately 11.2% of the currently issued and outstanding shares of the Company's common stock (including shares of the Company's common stock held in escrow).

        In connection with the acquisition, certain of the principal stockholders of the Company, the Company, the Seller and David Katzman entered into a Voting Agreement (the "Voting Agreement"). Pursuant to the Voting Agreement, the size of the Company's Board of Directors was increased, and David Katzman was elected as a Class II Director of the Company on January 31, 2003. The Company further has agreed to nominate and recommend David Katzman for election as a Class II Director at the 2003 Annual Meeting of Stockholders, and the principal stockholders and the Seller have agreed to vote for his election, subject to the terms and conditions of the Voting Agreement.

        There was no material relationship between the Seller and the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer prior to the acquisition.

        The Company plans to continue utilizing the Lens 1st facility in Michigan for certain operations. The Company funded the cash consideration portion of the asset purchase from its revolving credit facility with Zions First National Bank.

Item 7. Financial Statements and Exhibits.

  (a)
  Financial Statements of Businesses Acquired. As of the date of this filing, it is not practical to provide the required financial statements. The Company intends to file an amended Form 8-K, which will include such financial statements not later than April 15, 2003.

  (b)
  Pro Forma Financial Information. As of the date of this filing, it is not practical to provide the required pro forma financial statements. The Company intends to file an amended Form 8-K, which will include such pro forma financial statements not later than April 15, 2003.

  (c)
  Exhibits.

Exhibit No.	Description of Exhibit
2.1	Asset Purchase Agreement, dated January 30, 2003. All exhibits and schedules to this agreement have been omitted. Refer to the Table of Contents for a list of the omitted exhibits and schedules. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800 CONTACTS, INC.
Date: February 14, 2003	By:	/s/ JONATHAN C. COON Name: Jonathan C. Coon Title: President and Chief Executive Officer

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits.
SIGNATURES